SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 31, 2002

U.S. WIRELESS DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-22848
(Commission File Number)

84-1178691
(I.R.S. Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
(Address of principal executive
offices including zip code)

(212) 750-7766
     (Registrant's telephone number,
including area code)

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

        Pursuant to an Asset Purchase Agreement dated August 31, 2002, we sold, for $5 million in cash, substantially all of the operating assets and operating obligations associated with our wholly-owned subsidiary, NXT Corporation, a Delaware corporation to Paymentech, L.P., which subsequently transferred the NXT assets and obligations to its wholly-owned subsidiary Merchant-Link, LLC. Pursuant to a Transition Services Agreement we entered into on the same date with Merchant-Link, LLC, certain of the NXT assets will continue to be located in our Colorado facility and we will provide certain services for payment to Merchant-Link, LLC for a limited period of time. NXT provides data services and landline-based connectivity for credit-card transaction processing.

        Subject to certain conditions in the Agreement, Paymentech, L.P. is obligated under the Agreement to purchase goods or services from us or our affiliates over three (3) years in an amount aggregating at a minimum $3,472,500, with Paymentech, L.P. obligated to pay us at least $1,000,000 during the first year, in installments of $83,333 per month, at least $1,150,000 during the second year, in installments of $95,833 per month, and at least $1,322,500 during the third year, in installments of $110,208 per month.

        The parties to the Agreement each covenant that they will refrain from soliciting the other’s employees for a period of time. We are also obligated under the Agreement to refrain for a period of time from soliciting business from MICROS Systems, Inc. except where we solicit business with them through Paymentech, L.P. or its affiliates.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Exhibits Description

2.1	Asset Purchase Agreement dated August 31, 2002.

99.1	Press Release dated as of September 4, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                             U.S. WIRELESS DATA, INC.
                                                                                 (Registrant)

Dated         September 4, 2002                                   By: /s/ Dean M. Leavitt
                                                                                  Name: Dean M. Leavitt
                                                                                  Title: Chairman and Chief Executive Officer